Exhibit 99.1

Digimarc Appoints Carle Quinn as Chief Operating Officer to Lead Next Chapter of Strategy Execution and Operational Excellence

Beaverton, OR – June 4, 2025 – Digimarc, a global leader in digital watermarking, has promoted Carle Quinn to Chief Operating Officer (COO). This appointment reflects Digimarc’s commitment to accelerating its business transformation and building long-term shareholder value through operational excellence and scaling to meet market demands.

Since joining Digimarc as Chief People Officer in April 2024, Carle has been instrumental in aligning strategy with execution, fostering cross-functional collaboration, and advancing key growth initiatives. As Digimarc enters its next chapter, her proven ability to bridge strategy with operational discipline and talent optimization will be essential to driving scalable, sustainable growth.

With more than a decade of executive leadership experience, Carle brings deep cross-functional expertise spanning, go-to-market strategy, customer value, human capital, and large-scale transformation. Prior to joining Digimarc, she served as Global Vice President of GTM Strategy and Customer Value at Citrix, where she led customer engagement transformation initiatives that more than doubled growth in key solution areas. Previously, as Global Vice President of Value Experience at SAP SuccessFactors, she led a global team of over 400 professionals overseeing strategic value selling, solution and technology advisory, and value realization functions, driving a 50% increase in conversion rates and exceeding growth targets.

“Carle brings clarity, discipline, and a strategic mindset that enables her to connect vision to execution—aligning talent, operations, and priorities to accelerate growth,” said Riley McCormack, CEO of Digimarc. “She has played a pivotal role in making Digimarc a leaner, more agile enterprise. Elevating her to COO ensures we continue building the scalable systems, operational rigor, and accountability required to deliver on our long-term strategy.”

About Digimarc

Digimarc Corporation (NASDAQ: DMRC) is the pioneer and global leader in digital watermarking technologies. For nearly 30 years, Digimarc innovations and intellectual property in digital watermarking have been deployed at a massive scale for the identification and the authentication of physical and digital items. A notable example is our partnership with a consortium of the world’s central banks to deter counterfeiting of global currency. Digimarc is also instrumental in supporting global industry standards efforts spanning both the physical and digital worlds. In 2023, Digimarc was named to the Fortune 2023 Change the World list and honored as a 2023 Fast Company World Changing Ideas finalist. Learn more at Digimarc.com.

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Media Contact:

Mike Fitzsimons

Digimarc Corporation

509-469-4800

PR@digimarc.com